Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in Registration Statement (Form SB-2 No. 333-00000) and in the related Prospectus of O2Diesel Corporation for the registration of common stock and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of O2Diesel Corporation for the year ended December 31, 2005 and for the period from October 14, 2000 (inception) through December 31, 2005 included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006 filed with the Securities and Exchange Commission included in this Registration Statement.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 5, 2007